UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2007

Emergent BioSolutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

(301) 795-1800

Registrant’s telephone number, including area code:

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 25, 2007, Emergent BioDefense Operations Lansing Inc., a wholly owned subsidiary of Emergent BioSolutions Inc. (the “Registrant”), entered into an agreement with the U.S. Department of Health and Human Services (“HHS”) to supply 18.75 million doses of BioThrax® (Anthrax Vaccine Adsorbed) (“BioThrax”) to HHS for placement into the strategic national stockpile (the “SNS”) for a firm fixed-price of $400 million. The term of the agreement is from September 25, 2007 through September 24, 2010. If we receive U.S. Food and Drug Administration (“FDA”) approval of our pending supplement to our biologics license application to extend the shelf life of BioThrax from three years to four years, HHS has agreed to adjust the price per dose under the agreement. In that event, HHS would make a lump sum payment to us reflecting a price per dose increase for certain doses delivered prior to approval and an increase in the price per dose to be paid for doses delivered following the date of such approval. The aggregate value of such price increases is approximately $34 million. If we do not receive FDA approval of four-year expiry dating during the term of the agreement, we will not be entitled to any adjustment in the price per dose under the agreement.

Under the agreement, we have agreed to provide all shipping services related to delivery of doses into the SNS over the term of the agreement for which HHS has agreed to pay us approximately $2.2 million. We will invoice HHS under the agreement upon acceptance of BioThrax doses delivered to the SNS.

The agreement also provides for HHS to pay us up to $11.5 million in milestone payments in connection with advancing our program to obtain a post-exposure prophylaxis (“PEP”) indication for BioThrax. The PEP indication, which would expand the use of BioThrax beyond the current pre-exposure prophylaxis indication, is designed to permit the administration of BioThrax in combination with antibiotics following exposure to anthrax. These funds are payable upon our achievement of specific program milestones.

The agreement has been funded with federal funding through the Project BioShield Special Reserve Fund, which was created by an act of Congress in May 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2007	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ Daniel J. Abdun-Nabi
Daniel J. Abdun-Nabi
President, Chief Operating Officer and Secretary